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FOR IMMEDIATE RELEASE                                            EXHIBIT 99.2
Contact: Michael O. Aldridge (504)927-1450

                               OCEAN ENERGY, INC.
                         ADOPTS SHAREHOLDER RIGHTS PLAN

Baton Rouge, Louisiana -- December 22, 1997

Ocean Energy, Inc. (NYSE:OEI) today announced that its Board of Directors has adopted a shareholder rights plan whereby preferred stock purchase rights will be distributed to holders of the Company's common stock. The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquiror from attempting to gain control of the Company without negotiating with the Board of Directors. The Board of Directors unanimously approved the Plan. The Company said it is not aware of any effort to acquire control of the Company, but adopted the Plan concurrently with its execution of a Merger Agreement with United Meridian Corporation, which was also announced today.

The Rights will expire on December 22, 2007. The Rights will be exercisable only if a person acquires beneficial ownership of 15 percent or more of the Company's common stock (an "Acquiring Person"), or commences a tender offer which would result in ownership of 15 percent or more of such stock. Under the Plan, one Right to purchase one one-hundredth of a share of a new series of junior preferred stock of the Company at an exercise price of $240.00 per one one- hundredth of a share (subject to adjustment) will be issued for each outstanding share of the Company's common stock held at the close of business on January 9, 1998 (the "Record Date").

Under certain circumstances the Rights "flip in" and enable the holders (other than an Acquiring Person) to buy the Company's common stock at a 50 percent discount. Under other circumstances, the Rights "flip over" and entitle the holders (other than an Acquiring Person) to buy shares of the acquiror's common stock at a 50 percent discount.

The Company will generally be entitled to redeem the Rights in whole, but not in part, at $0.001 per Right payable in cash or common stock, subject to adjustment, at any time until 10 business days (subject to extension) after the first public announcement that an Acquiring Person has become such. Details of the shareholder rights plan are outlined in a letter that will be mailed to shareholders following the Record Date.

Ocean Energy, Inc. is an independent energy company engaged in the exploration, development, production, and acquisition of crude oil and natural gas. For further information, please contact Investor Relations at 504/928-6222 or mail requests to 8440 Jefferson Highway, Suite 420, Baton Rouge, LA 70809. Additional information on OEI is located in the "Corporate News on the Net" section of Business Wire's home page (http://www.businesswire.com).